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                                                                      EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           JENKON INTERNATIONAL, INC.


     Jenkon International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth two proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and to be presented to the stockholders at the annual meeting of stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:


     RESOLVED, that, subject to obtaining the requisite approval of the stockholders of the Corporation, Article I and Article IV, Section 1 of the Corporation's Certificate of Incorporation be amended, without effect upon any stock designation heretofore filed, to read as follows:

                                   "ARTICLE I

          The name of this corporation (herein called the "Corporation") is as follows:

                            Multimedia K.I.D., Inc."

                                   "ARTICLE IV

          SECTION 1. AUTHORIZED SHARES. The total number of shares of all classes of capital stock which the corporation is authorized to issue is 55,000,000 shares which shall be divided into two classes as follows:
     50,000,000 Common shares, with a par value of $.001 per share; and 5,000,000 Preferred shares, with a par value of $.001 per share.

          The full voting power of the Corporation shall be exercised by the Common Stock and all other future series of Common shares with full voting rights and any series of Preferred shares with equivalent voting rights, all voting together as one class, and none of such series of Common shares or Preferred shares shall have any other or special voting rights except as otherwise required by the laws as then applicable, the Corporation's Certificate

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     of Incorporation as then amended, or any resolution of the Board of
     Directors originally designating such series.

          Preferred shares of the Corporation's capital stock may be issued in one or more series at such time or times, and for such consideration or considerations as the Board of Directors may determine from time to time. The Board of Directors is expressly authorized as to any wholly unissued series of Preferred shares, to determine the number of shares thereof and the dividend rights, dividend rates, conversion rights (if any), redemption prices, liquidation preferences, voting rights (if any), the rights and terms of redemption (including sinking fund provisions) and all other rights, preferences and privileges thereof. The Board of Directors may increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting that decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of that series."

     SECOND: That thereafter, pursuant to resolutions of the Board of Directors, the proposed amendment was presented to the stockholders at a special meeting of stockholders of the Corporation held on May 31, 2000, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by David A. Edwards, its Chief Executive Officer, and Clifford DeGroot, its Secretary, this 31st day of May, 2000.


                                  By:  /s/  DAVID A. EDWARDS,
                                     -------------------------------------------
                                            David A. Edwards,
                                            Chief Executive Officer


Attest:



/s/ CLIFFORD DeGROOT
-------------------------------------------
Clifford DeGroot,
Secretary


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